UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2016

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on August 5, 2016.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  failing to maintain and protect our brand, independence, and reputation;

•                  failing to differentiate our products and continuously create innovative, proprietary research tools;

•                  failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                  liability related to our storage of personal information related to individuals as well as portfolio and account-level information;

•                  compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•                  downturns in the financial sector, global financial markets, and global economy, including the effect of market volatility on revenue from asset-based fees;

•                  the effect of changes in industry-wide issuance volume for commercial mortgage-backed securities;

•                  a prolonged outage of our database, technology-based products and services, or network facilities;

•                  challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and

•                  trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles.

Investor Questions and Answers: July 1, 2016

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through June 30, 2016. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Brexit

1.              What impact will Brexit [the June referendum by UK voters to exit the European Union] have on Morningstar’s business?

The financial market is still digesting the results of the June 23 vote, but at this point, we believe any effects on Morningstar should largely be indirect.

During any period of heightened market volatility and uncertainty, we typically experience delays in completing new client contracts and renewals. As clients spend more time trying to evaluate the long-term effects of the United Kingdom leaving the European Union, they may be reluctant to commit to larger contracts. This creates some headwinds for us in terms of both new business and renewals.

Any period of market decline also has an effect on fee-based revenue from assets under management and advisement, reflecting both lower asset levels from market movements and higher levels of redemptions. Revenue from asset-based fees made up about 16% of our consolidated revenue in the first quarter of 2016. If we continue to experience market declines and/or volatility, we would expect to see an adverse effect on our revenue from asset-based fees.

Currency movements may also have an impact on our financial results. For the full year 2015, we generated approximately $64.2 million in revenue from the United Kingdom, or about 8.1% of our consolidated revenue. If the downward movement in the British pound persists, it would have a negative effect on our reported revenue in U.S. dollars. However, it’s worth noting that we have significant operating expense in the United Kingdom, which creates a natural hedge as the downward trend in the British pound has the effect of reducing our reported operating expense. Based on currency movements to date, we therefore expect to see little to no effect on operating income from changes in the value of the British pound.

Finally, we’ll be watching developments over the coming months to see if there are any terms of the Brexit that impact our operating model given that the United Kingdom is our European headquarters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 1, 2016	By:	/s/ Stéphane Biehler
Stéphane Biehler
Chief Financial Officer